Exhibit 99.1 - Press Release

SIN Holdings Inc. Completes Acquisition, Effects Forward Stock Split and Changes Name to Legend Oil and Gas, Ltd.

SEATTLE, WA--(Marketwire - November 30, 2010) - Legend Oil and Gas, Ltd. (OTCBB: LOGL) ( the "Company") President Marshall Diamond-Goldberg is pleased to announce the closing of the Company's first acquisition of oil and gas assets in the state of Kansas, the forward split of shares on the basis of 20 to 1 and the change of the Company's name to Legend Oil and Gas, Ltd.

THE ACQUISITION

On October 29, 2010, the Company successfully closed the acquisition of producing oil leases from Piqua Petro Inc. of Piqua Kansas. The acquired leases contain 1,040 acres of oil producing land carrying a 12.5% royalty burden. Current production from the leases averages approximately 12 barrels of oil per day. Purchase price for the acquisition was $625,000 plus minor closing costs. The acquisition metrics for the purchase are just over $52,000 per producing barrel. Projected net operating income (NOI) from the leases is estimated at approximately $140,000 per year yielding a purchase price of 4.4 times NOI (based upon average oil price of $70.00 per barrel). Internal estimates of 50,000 barrels of proven producing oil reserves is based upon current decline rates and yields an acquisition cost of $12.50 per barrel.

Based upon the current price of oil and the upside potential as determined through geological review of the project, the Company expects that the economic return from this project will increase over the next several years. Some of the development options being considered include; infill drilling, water flooding, well bore cleanout and additional drilling on lightly developed producing leases. Mr. Diamond-Goldberg suggested that: "there appears to be real potential to add to the production and reserve base associated with these leases by expanding the drilling which was previously done on them. No significant development has taken place on the leases since 2006. Initial activity will focus on the maintenance of existing wells and the tie-in of shut in locations, with drilling activity planned for the spring when weather improves."

THE FORWARD SPLIT

On November 29, 2010 a forward split of the Company's common stock became effective. As a result all shareholders of record on October 4, 2010 will receive an additional 19 shares for each share owned on that date. Certificates for the additional shares have been mailed . Shareholders should continue to hold their existing certificates.

THE NAME CHANGE

Also on November 29, the name of the Company was changed to Legend Oil and Gas, Ltd. which better reflects the current business activities of Company.

About Legend Oil and Gas, Ltd.

Legend Oil and Gas, Ltd. is a managed risk, oil and gas exploration/exploitation, development and production company with activities currently focused on leases in southeastern Kansas.

Investor Contact

Marshall Diamond-Goldberg
President
403-617-2071